Exhibit 99.2

To our Valued Stockholders:

The second quarter of 2020 will undoubtedly be remembered as a profound and unprecedented time. During the second quarter, we experienced significant economic and social disruption from forced business closures and stay at home measures, transitioned to safer-at-home orders and now see reopening plans stalling in certain areas of the country as COVID-19 (COVID) cases are increasing, which may delay the potential for a full recovery. The extent of the impact from COVID on the commercial real estate sector continues to vary dramatically across real estate property types and markets, with certain property segments such as hospitality, transportation, gaming, shopping malls, senior housing, and student living being impacted particularly hard. While not immune to the effects of COVID, the industrial property sector in which we invest continues to remain relatively resilient.

Black Creek Industrial REIT IV Inc.’s (BCI IV) return during the second quarter of 2020, with respect to Class T shares (without upfront sales load), was 1.06%, including total quarterly distributions of $0.1116 per Class T share, which is equivalent to an annualized yield of 4.42%1. Our NAV per share at June 30, 2020 was $10.062, which was flat relative to the previous month’s NAV per share, and represents, as of that date, with respect to Class T shares (without upfront sales load), a trailing one year return of 4.54% and since inception3 annualized return of 4.78%1. We believe that certain COVID-related reserves, including adjustments for items such as rent forbearance agreements and credit losses, which have been reflected in our NAV since the start of the COVID pandemic, remain appropriate to account for short-term uncertainties and such reserves continue to be reflected in June’s NAV. These adjustments were made by our Independent Valuation Advisor, Altus Group. Altus Group is responsible for overseeing the valuation of over $500 billion of institutional real estate throughout the U.S.

As of June 30, 2020, our portfolio was 97.1% leased to a broad roster of tenants with new acquisitions further diversifying the portfolio with additional large creditworthy tenants. Despite the hardship seen throughout the economy, BCI IV’s collection rates averaged 92% over the quarter, highlighting the resilience of the industrial sector and strength of our portfolio. Over the course of the quarter, we executed forbearance agreements on 5% of the portfolio, but importantly, new rent relief requests have been declining. Where appropriate, our asset management team will work with tenants facing continued hardship in a way that provides temporary relief while also preserving our right to recapture abated rent over time.

We remain confident in our ability to navigate this crisis with discipline and conviction. Our investment strategy has remained consistent with a focus on well-located, highly functional bulk distribution and light industrial facilities in the largest distribution and logistics markets across the country. Despite the challenging environment, our team completed 8 transactions deploying $287 million into 9 assets and bringing our total portfolio, as of June 30, 2020, to 11.6 million square feet across 55 assets, with a total asset value of $1.2 billion within 18 markets. Our liquidity and balance sheet remain strong with over $400 million of cash and less than 30% leverage as of June 30, 20204, and we continue to see steady capital inflows from new investors who invested $189 million of new capital into BCI IV during the quarter. While we continue to seek out additional acquisition opportunities, we have seen a significant slowing of marketed transactions around the country. That said, our team remains a patient buyer of assets and stands ready to capitalize as investment opportunities arise. However, slower than anticipated investment of capital may reduce BCI IV’s near term cash flow and may result in a short-term drag on NAV in the absence of asset appreciation or continued expense support from our advisor.

The economic challenges resulting from the COVID pandemic continue to evolve and we are constantly evaluating its impact. We continue to believe that the U.S. industrial real estate sector remains one of the best positioned within commercial real estate. The sector entered this crisis with historically strong operating fundamentals complemented by structural tailwinds from the growth of e-commerce and we believe industrial fundamentals will remain resilient through the economic disruption. Over the past 10 years we have seen ecommerce sales grow approximately 15%5 annually, and before COVID, ecommerce was expected to grow from 14%5 of overall retail sales to more than 25%6 by 2025. However, with the rapid adoption of ecommerce seen over the past few months, it could reach 25% well before 2025. Further, we remain confident in our investment strategy and believe BCI IV is well positioned to navigate through these uncertain times and ultimately create long-term value for our stockholders. Most of all, we appreciate the trust you have placed in us and hope you all are staying safe.

Sincerely,

The Black Creek Team

Forward-Looking Statements

This letter includes certain statements that are intended to be deemed “forward-looking statements” within the meaning of, and to be covered by the safe harbor provisions contained in, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements are generally identifiable by the use of the words “may,” “will,” “should,” “expect,” “anticipate,” “estimate,” “believe,” “intend,” “project,” “continue,” or other similar words or terms and include, without limitation, statements regarding BCI IV’s ability to successfully navigate through the current economic uncertainty, the resiliency of industrial real estate, BCI IV’s ability to acquire additional high quality industrial assets, BCI IV’s ability to continue to collect rent at current levels and to collect any rent abatements over time, the ability of tenants to obtain relief through government stimulus programs and/or insurance and the ability of our advisor’s asset management teams to successfully manage our properties and restructure leases, if necessary. These statements are based on certain assumptions and analyses made in light of our experience and our perception of historical trends, current conditions, expected future developments and other factors we believe are appropriate. Such statements are subject to a number of assumptions, risks and uncertainties that may cause our actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by these forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements. Among the factors that may cause results to vary are the negative impact of COVID-19 on our financial condition and results of operations being more significant than expected, the negative impact of COVID-19 on our tenants being more significant than expected, the slower pace at which capital is expected to be raised compared to the pace of the first three months of 2020, general economic and business (particularly real estate and capital market) conditions being less favorable than expected, the business opportunities that may be presented to and pursued by us, changes in laws or regulations (including changes to laws governing the taxation of real estate investment trusts (“REITs”)), risk of acquisitions, availability and creditworthiness of prospective tenants, availability of capital (debt and equity), interest rate fluctuations, competition, supply and demand for properties in current and any proposed market areas in which we invest, our tenants’ ability and willingness to pay rent at current or increased levels, accounting principles, policies and guidelines applicable to REITs, environmental, regulatory and/or safety requirements, tenant bankruptcies and defaults, the availability and cost of comprehensive insurance, including coverage for terrorist acts, and other factors, many of which are beyond our control. For a further discussion of these factors and other risk factors that could lead to actual results materially different from those described in the forward-looking statements, see “Risk Factors” under Item 1A of Part 1 of our Annual Report on Form 10-K for the year ended December 31, 2019, our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020 and subsequent periodic and current reports filed with the Securities and Exchange Commission (“SEC”). We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of future events, new information or otherwise.

1 For the same trailing three-month period ended June 30, 2020, Class T shares (with upfront sales load) returned -3.49%, Class I shares returned 1.31% and Class W shares returned 1.18%. For the same trailing three-month period ended June 30, 2020, BCI IV paid $0.1116, $0.1363 and $0.1239 in distributions for Class T shares (with ongoing distribution fee), Class I shares and Class W shares (with ongoing distribution fee), respectively. For the same trailing one-year period ended June 30, 2020, Class T shares (with upfront sales load) returned -0.17%, Class I shares returned 5.57% and Class W shares returned 5.05%.  For the period from their respective inception dates to June 30, 2020, the annualized return for Class T shares (with upfront sales load) was 2.98%, for Class I shares was 5.82% and for Class W shares was 5.35%. The inception date for Class I Shares was November 1, 2017, and for Class W Shares was July 2, 2018. Performance is measured by total return, which includes income and appreciation (i.e., distributions paid and changes in NAV through the end of the applicable period) and is a compound rate of return that assumes reinvestment of all distributions for the respective time period. Past performance is not a guarantee of future results. Performance would be lower if calculated assuming that distributions are not reinvested. Performance data quoted above is historical and applies to Class T shares only. For the same periods, the return on Class T performance may be higher or lower than the performance data quoted. Actual individual investor returns will vary. The returns have been prepared using unaudited data and valuations of the underlying investments in BCI IV’s portfolio, which are estimates of fair value and form the basis for BCI IV’s NAV. Valuations based upon unaudited or estimated reports from the underlying investments may be subject to later adjustments or revisions, may not correspond to realized value and may not accurately reflect the price at which assets could be liquidated on any given day.

2 See BCI IV’s Current Report on Form 8-K, filed with the SEC on July 15, 2020 for important additional information concerning the calculation of our NAV as of June 30, 2020.

3 Inception is the date shares of BCI IV’s common stock were first issued to third-party investors in its initial public offering. The inception date for Class T shares was November 1, 2017.

4 Leverage is calculated as our total borrowings outstanding divided by the fair value of our real property plus cash and cash equivalents.

5 Source: Bloomberg Q4 2019.

6 Source: IMS Worldwide Inc, 2016.